Exhibit 99.1

Texas Roadhouse, Inc. Announces Fourth Quarter 2014 Results

Increases Quarterly Dividend 13% to $0.17 per Share

LOUISVILLE, KY. (February 23, 2015) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 52 week periods ended December 30, 2014.

	Fourth Quarter			Year to Date
($000’s)	2014	2013	% Change	2014	2013	% Change

Total revenue	$404,425	$376,020	8	$1,582,148	$1,422,585	11
Income from operations	27,043	26,054	4	130,449	119,715	9
Net income	18,595	17,119	9	87,022	80,423	8
Diluted EPS	$0.26	$0.24	11	$1.23	$1.13	9

NOTE: Fourth quarter and full year 2014 results include 13 and 52 weeks, respectively, compared to 14 and 53 weeks in the fourth quarter and full year of 2013.

Results for the fourth quarter included the following highlights:

•                  Diluted earnings per share increased 10.9% to $0.26 from $0.24 in the prior year.  Diluted earnings per share in the prior year period was positively impacted by an estimated $0.03 to $0.04 as a result of the 14th week;

•                  Comparable restaurant sales increased 7.0% at company restaurants and 5.7% at franchise restaurants on a comparable 13-week basis;

•                  Seven Texas Roadhouse and two Bubba’s 33 company—owned restaurants were opened, along with five Texas Roadhouse franchise-owned restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 47 basis points to 16.5%, primarily due to food cost inflation of approximately 4.5%;

•                  Income tax rate decreased 156 basis points to 27.7%, primarily due to the retroactive reinstatement of certain federal tax credits during the current year quarter; and

•                  The Company repurchased 100,000 shares of its common stock for $2.8 million.

Results for the full year included the following highlights:

•                  Diluted earnings per share increased 9.4% to $1.23 from $1.13 in the prior year.  Diluted earnings per share in the prior year was positively impacted by an estimated $0.03 to $0.04 as a result of the 53rd week;

•                  Comparable restaurant sales increased 4.7% at company restaurants and 4.9% at franchise restaurants on a comparable 52-week basis;

•                  22 Texas Roadhouse and two Bubba’s 33 company-owned restaurants were opened along with six franchise-owned restaurants;

•                  Restaurant margin, as a percentage of restaurant sales, decreased 26 basis points to 17.6%;

•                  Income tax rate increased 112 basis points to 30.0%, primarily due to the retroactive reinstatement of certain federal tax credits in 2013; and

•                  The Company repurchased 1,675,000 shares of its common stock for $42.7 million.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, Inc., commented, “We are very pleased with our 2014 results and the fact that we achieved our fifth consecutive year of positive comparable restaurant sales growth.  We reported double digit revenue growth and strong diluted earnings per share growth for the year, despite continued commodity cost pressures and the impact of lapping an extra week last year.  At the same time, our healthy balance sheet and cash flow enabled us to return $74.1 million of capital to shareholders through share repurchases and quarterly dividend payments.”

Taylor continued, “Looking ahead to 2015, our development pipeline is in great shape and we expect to open 25 to 30 company restaurants, as well as four to six franchise restaurants.  Although we expect to face continued cost pressures in the near term, we remain excited by the ongoing momentum in our top-line and will continue to focus on our long-term brand positioning and growth potential.”

2015 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first seven weeks of fiscal 2015 increased approximately 12% compared to the prior year period.

Management reiterated the following expectations for 2015:

•                  Positive comparable restaurant sales growth; and

•                  25 to 30 company restaurant openings, including as many as five Bubba’s 33 restaurants.

Management updated the following expectations for 2015:

•                  Food cost inflation of 3% to 4%;

•                  An income tax rate of approximately 30.0% to 31.0% depending on the reinstatement of certain federal tax credits; and

•                  Total capital expenditures of $135 million to $145 million.

Cash Dividend Payment

On February 18, 2015, the Company’s Board of Directors authorized the payment of a quarterly cash dividend of $0.17 per share of common stock. This payment, which will be distributed on April 3, 2015 to shareholders of record at the close of business on March 18, 2015, represents a 13% increase from the cash dividend of $0.15 per share of common stock declared during each quarter of 2014.

Conference Call

The Company is hosting a conference call today, February 23, 2015 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (877) 719-9791 or (719) 325-4765 for international calls.  A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870-5176 or (858) 384-5517 for international calls, and use 7805752 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 450 restaurants system-wide in 49 states and four foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening; the sales at these and our other company and franchise restaurants; changes in restaurant development or operating costs, such as food and labor; our ability to acquire franchise restaurants; our ability to integrate the franchise restaurants we acquire or other concepts we develop; our ability to continue to generate the necessary cash flows to fund our new restaurant growth, continue our share repurchase program and pay a quarterly cash dividend; strength of consumer spending; pending or future legal claims; conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; acts of war or terrorism and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

502-515-7269

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 and 14 Weeks Ended		52 and 53 Weeks Ended
	December 30, 2014	December 31, 2013	December 30, 2014	December 31, 2013

Revenue:
Restaurant sales	$400,790	$372,879	$1,568,556	$1,410,118
Franchise royalties and fees	3,635	3,141	13,592	12,467

Total revenue	404,425	376,020	1,582,148	1,422,585

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	143,592	130,972	553,144	492,306
Labor	116,744	109,007	459,119	411,394
Rent	8,624	7,588	33,174	28,978
Other operating	65,848	62,166	246,339	224,882
Pre-opening	5,775	6,081	18,452	17,891
Depreciation and amortization	15,497	14,698	59,179	51,562
Impairment and closure	626	212	636	399
Gain on sale of other concept	—	(1,800)		(1,800)
General and administrative	20,676	21,042	81,656	77,258

Total costs and expenses	377,382	349,966	1,451,699	1,302,870

Income from operations	27,043	26,054	130,449	119,715

Interest expense, net	520	514	2,084	2,201
Equity income from investments in unconsolidated affiliates	627	142	1,602	713

Income before taxes	27,150	25,682	129,967	118,227
Provision for income taxes	7,528	7,523	38,990	34,140

Net income including noncontrolling interests	$19,622	$18,159	$90,977	$84,087
Less: Net income attributable to noncontrolling interests	1,027	1,040	3,955	3,664
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$18,595	$17,119	$87,022	$80,423

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.27	$0.24	$1.25	$1.15
Diluted	$0.26	$0.24	$1.23	$1.13

Weighted average shares outstanding:
Basic	69,500	70,581	69,719	70,089
Diluted	70,359	71,813	70,608	71,362

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

		(As Adjusted) (1)
	December 30, 2014	December 31, 2013

Cash and cash equivalents	$86,122	$94,874
Other current assets	61,604	50,869
Property and equipment, net	649,637	586,212
Goodwill	116,571	117,197
Intangible assets, net	6,203	7,876
Other assets	23,005	20,616

Total assets	$943,142	$877,644

Current maturities of long-term debt	129	243
Other current liabilities	215,842	175,609
Long-term debt, excluding current maturities	50,693	50,990
Other liabilities	61,522	56,942
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	607,892	587,659
Noncontrolling interests	7,064	6,201

Total liabilities and equity	$943,142	$877,644

(1)                   December 31, 2013 has been adjusted to reflect the impact of adjustments to purchase price accounting related to 2013 acquisitions in accordance with generally accepted accounting principles (“GAAP”).

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	52 and 53 Weeks Ended
	December 30, 2014	December 31, 2013

Cash flows from operating activities:
Net income including noncontrolling interests	$90,977	$84,087
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	59,179	51,562
Share-based compensation expense	14,883	14,740
Other noncash adjustments	4,078	1,142
Change in working capital	22,596	22,305
Net cash provided by operating activities	191,713	173,836

Cash flows from investing activities:
Capital expenditures - property and equipment	(125,445)	(111,478)
Investment in unconsolidated affiliates	—	(1,180)
Proceeds from sale of other concept, net	—	1,387
Proceeds from sale of property and equipment, including insurance proceeds	1,205	23
Net cash used in investing activities	(124,240)	(111,248)

Cash flows from financing activities:
Repurchase shares of common stock	(42,744)	(12,761)
Dividends paid	(31,333)	(46,877)
Other financing activities	(2,148)	10,178
Net cash used in financing activities	(76,225)	(49,460)

Net (decrease) increase in cash and cash equivalents	(8,752)	13,128
Cash and cash equivalents - beginning of period	94,874	81,746
Cash and cash equivalents - end of period	$86,122	$94,874

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	Fourth Quarter		Change		Year to Date		Change
	2014	2013	vs LY		2014	2013	vs LY

Restaurant openings
Company - Texas Roadhouse	7	12	(5)		22	25	(3)
Company - Bubba’s 33	2	0	2		2	1	1
Company - Other	1	0	1		1	0	1
Franchise - Texas Roadhouse	5	1	4		6	4	2
Total	15	13	2		31	30	1

Restaurant acquisitions/dispositions
Company - Texas Roadhouse	1	2	(1)		1	2	(1)
Company - Bubba’s 33	0	0	0		0	0	0
Company - Other	0	(2)	2		0	(2)	2
Franchise - Texas Roadhouse	(1)	(2)	1		(1)	(2)	1
Total	0	(2)	2		0	(2)	2

Restaurants open at the end of the quarter
Company - Texas Roadhouse	368	345	23
Company - Bubba’s 33	3	1	2
Company - Other	1	0	1
Franchise - Texas Roadhouse	79	74	5
Total	451	420	31

Company-owned restaurants
Restaurant sales	$400,790	$372,879	7.5%		$1,568,556	$1,410,118	11.2%
Store weeks	4,766	4,744	0.5%		18,565	17,426	6.5%
Comparable restaurant sales growth (1)	7.0%	2.1%			4.7%	3.4%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	7.0	2.1			4.7	3.4%
Average unit volume (2)	$1,083	$1,015	6.7%		$4,355	$4,186	4.0%
Weekly sales by group:
Comparable restaurants (324 units)	$83,563
Average unit volume restaurants (28 units) (3)	$80,659
Restaurants less than 6 months old (16 units)	$102,811

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	35.8%	35.1%	70	bps	35.3%	34.9%	35	bps
Labor	29.1%	29.2%	(11	)bps	29.3%	29.2%	10	bps
Rent	2.2%	2.0%	12	bps	2.1%	2.1%	6	bps
Other operating	16.4%	16.7%	(24	)bps	15.7%	15.9%	(24	)bps
Total	83.5%	83.1%	47	bps	82.4%	82.1%	26	bps

Restaurant margin (4)	16.5%	16.9%	(47	)bps	17.6%	17.9%	(26	)bps
Restaurant margin ($ in thousands)	$65,982	$63,148	4.5%		$276,782	$252,559	9.6%
Restaurant margin $/Store week	$13,844	$13,311	4.0%		$14,909	$14,493	2.9%

Franchise-owned restaurants
Franchise royalties and fees	$3,635	$3,141	15.7%		$13,592	$12,467	9.0%
Store weeks	998	1,051	(5.0)%		3,910	3,937	(0.7)%
Comparable restaurant sales growth (1)	5.7%	4.5%			4.9%	4.3%
Average unit volume (2)	$1,171	$1,094	7.0%		$4,627	$4,346	6.5%

Pre-opening expense	$5,775	$6,081	(5.0)%		$18,452	$17,891	3.1%

Depreciation and amortization	$15,497	$14,698	5.4%		$59,179	$51,562	14.8%
As a % of revenue	3.8%	3.9%	(8	)bps	3.7%	3.6%	12	bps

General and administrative expenses	$20,676	$21,042	(1.7)%		$81,656	$77,258	5.7%
As a % of revenue	5.1%	5.6%	(48	)bps	5.2%	5.4%	(27	)bps

(1)  Comparable restaurant sales growth reflects the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding any sales at restaurants closed during the period. Q4 2013 and 2013 YTD were adjusted to include 13 and 52 weeks, respectively.

(3)  Average unit volume restaurants include restaurants open a full six to 18 months before the beginning of the period measured.

(4)  Restaurant margin represents restaurant sales less cost of sales, labor, rent and other operating costs (as a percentage of restaurant sales).  Restaurant margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  Restaurant margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or other similarly titled measures of other companies.

Amounts may not foot due to rounding.